As filed with the Securities and Exchange Commission on September 12, 2007

Registration No. 333—

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTIVE POWER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4911	74-2961657
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2128 W. Braker Lane, BK12

Austin, Texas 78758

(512) 836-6464

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

John K. Penver

Chief Financial Officer

Active Power, Inc.

2128 W. Braker Lane, BK12

Austin, Texas 78758

(512) 836-6464

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Please send copies of all communications to:

J. Matthew Lyons

Andrews Kurth, LLP

111 Congress Avenue, Suite 1700

Austin, TX 78701

512-320-9200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value (1)	10,000,000	$1.45	$14,500,000.00	$445.15

(1)	Shares of the registrant’s common stock being registered hereby are accompanied by the registrant’s preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for common stock and will be transferred along with and only with the common stock.
(2)	This Registration Statement also relates to such indeterminate number of additional shares of the registrant’s common stock as may become issuable in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.
(3)	In accordance with Rule 457(c), the price is estimated solely for purposes of calculating the registration fee and is based upon the average of the reported high and low sales prices of the Common Stock as reported on The Nasdaq Global Market on September 7, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2007

PROSPECTUS

10,000,000 Shares

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 10,000,000 shares of Active Power, Inc. common stock, comprised of shares that we sold to certain of the selling stockholders listed on page 6 of this prospectus in a private placement that closed on August 14, 2007.

The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission. For additional information on the methods of sale by the selling stockholders, you should refer to the section in this prospectus entitled “Plan of Distribution.”

Our common stock is quoted on The Nasdaq Global Market under the symbol “ACPW.” The last closing price of our common stock on September 11, 2007 was $1.31 per share.

You should carefully review and consider the information under the headings “Special Note Regarding Forward-Looking Statements” on page 1 and “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September     , 2007

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” appearing below before deciding to invest in shares of our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock under this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

In this prospectus, “Active Power,” “we,” “us” and “our” refer to Active Power, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than historical or current facts, including, without limitation, statements about our business strategy, plans and objectives of management and our future prospects, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these expectations. Such risks and uncertainties include, without limitation, the following:

•	market acceptance of our current and future products;

•	growth in markets for our products;

•	international business risks;

•	expansion of our product offerings and sales channels;

•	customer demand for our products;

•	customer benefits attributable to our products;

•	seasonality;

•	technologies and operations;

•	the effect of competition;

•	future economic, business and regulatory conditions; and

•

further costs, regulatory inquiries, litigation or disputes resulting from or in connection with our recently completed internal investigation of our historical stock option granting practices and procedures.

You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned “Risk Factors” in this prospectus or the documents incorporated by reference herein, as well as any cautionary language in this prospectus or the documents incorporated by reference herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

PROSPECTUS SUMMARY

The following is only a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important. We selected highlights of material aspects of our business to be included in this summary. We urge you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in our common stock involves risks. Therefore, you should carefully consider the information below provided under the heading “Risk Factors.”

About Active Power, Inc.

Active Power designs, manufactures and markets power quality products that provide consistent, reliable and cost-effective ride through, or temporary, power for the majority of power disturbances, such as voltage sags and surges, and bridge the gap between a power outage and restoration of power or the time required to switch to generator power. Our products are designed to be environmentally friendly compared to existing solutions without compromising functionality, efficiency or cost. We have shipped over 1,450 flywheels, or more than 350 megawatts of our products, representing $105.4 million in revenue, to business locations in over 35 countries around the world since our founding in 1992. We are headquartered in Austin, Texas.

Our patented flywheel energy storage systems store kinetic energy by constantly spinning a compact steel wheel (“flywheel”) driven from utility power in a low-friction environment. When the utility power used to spin the flywheel fluctuates or is interrupted, the flywheel’s inertia causes it to continue spinning. The resulting kinetic energy of the spinning flywheel generates electricity known as “bridging power” for short periods until utility power is fully restored or a backup electric generator starts and takes over generating longer-term backup power in the case of an extended electrical outage. We believe that our flywheel products provide many competitive advantages over traditional battery-based systems, including substantial space savings, high power densities, “green” energy storage and power efficiencies as high as 98% that reduce total operational energy costs. We offer our flywheel products with load capabilities from 65 kVA to 3600 kVA, while typically targeting higher power density applications above 200 kVA since the majority of these customers already have back-up generators. We market our flywheel products under the brand name CleanSource®. CleanSource DC is a non-chemical replacement for lead-acid batteries used for bridging power. Utilizing our flywheel energy storage technology, the CleanSource DC is a stand-alone direct current (DC) product that is compatible with all major brands of uninterruptible power supplies (UPS). We built on the technological success of CleanSource DC by creating a battery-free UPS, CleanSource UPS, which integrates the UPS electronics and our flywheel energy storage system into one compact cabinet. CleanSource UPS represents the majority of our current revenues. Combining our CleanSource UPS with a generator provides customers with complete short and long-term protection in the event of a power disturbance. We sell our CleanSource flywheel products to commercial and industrial customers across a variety of vertical markets including manufacturing, technology, communications, utilities, healthcare, banking and military and in all major geographic regions of the world, but particularly in North America and Europe.

To address the longer runtime requirements of customers without backup generators that still need protection from utility disturbances, we also have developed a patented extended runtime product that we call CoolAir™ DC. We initially have targeted CoolAir DC at lower power levels than our flywheel products, and it is sold as a minute-for-minute replacement for lead-acid batteries. CoolAir DC can provide backup power for several minutes to hours depending on the customer application. CoolAir DC utilizes mature thermal and compressed air storage (TACAS) technologies combined in a proprietary manner to produce backup power during an electrical disturbance. This product discharges cool air as a by-product of its operation that also can be used by customers during an electrical disturbance as a source of backup cooling. In addition to offering a DC-only solution, when customers desire a complete backup solution with an extended runtime, we have introduced the CoolAir UPS that couples our CoolAir DC product with a third party double-conversion UPS. CoolAir initially is being targeted at small to medium-size data center customers in North America following its commercial introduction in the US in the second quarter of 2006 and the international version in the fourth quarter of 2006.

Our principal executive office is located at 2138 W. Braker Lane, BK12, Austin, Texas 78758, and our telephone number is (512) 836-6464. Our website address is www.activepower.com. Information contained on our website is not a part of this prospectus.

The Offering

Common stock to be sold by selling stockholders:	10,000,000 shares

Common stock offered by Active Power, Inc.:	None

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

Registration rights:	Under the registration rights agreement that we entered into with certain of the selling stockholders, we are obligated to use our best efforts to cause the registration statement, of which this prospectus is a part, to become effective and to keep the registration statement current and effective until all registrable securities covered by this registration statement (i) have been sold, or (ii) may be sold without the volume limitations of Rule 144(k) under the Securities Act of 1933, as determined by our counsel pursuant to a written opinion letter to such effect, subject to certain exceptions. However, we may elect to keep the registration statement effective for a longer period of time.

Nasdaq Global Market symbol:	ACPW

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” included under Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on May 11, 2007, and Part II, Item 1A, of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on July 27, 2007, in addition to any subsequent report that we file pursuant to the Exchange Act which will also be filed as a supplement to this prospectus or will be contained in a post-effective amendment to the registration statement of which this prospectus forms a part. In addition to the risk factor set forth below, you should read the risk factors we include in the reports we file with the Securities and Exchange Commission, including those that are incorporated by reference in this prospectus. The risk factors set forth in such reports are dated as of the date of the particular report to which they relate. Please see “Where You Can Find More Information” beginning on page 10 of this prospectus for more information on these reports. The risks and uncertainties that we describe in these documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem not to be material also may impair our business operations. If any of the risks actually occur, our business, results of operations, stock price and/or financial condition could suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Sales of Our Shares by Certain Stockholders Could Have a Material Effect on Our Stock Price.

If a significant portion of shares eligible for sale or resale by our stockholders were sold by the selling shareholders in the public marketplace, such sales could exceed any demand for our shares and have a severe and adverse material affect on the trading price of our common stock. As of August 31, 2007, we had (i) 60,121,311 shares of common stock outstanding, and (ii) approximately 5,596,956 million shares of common stock issuable upon exercise of outstanding options or subject to unvested restricted stock. In addition to shares held by certain of our affiliates and other large holders, we are registering 10,000,000 shares of common stock for resale by the selling shareholders pursuant to this prospectus, which represents approximately an additional 16.6% of our currently outstanding shares, all of which will be eligible for resale from time to time at the discretion of the selling stockholders.

THE PLACEMENT

On August 14, 2007, we sold 10,000,000 shares of our common stock to the selling stockholders in a private placement transaction. We received approximately $13.1 million in net proceeds from the sale after deducting $840,000 in commissions paid to the placement agent for these shares. We issued these shares in reliance on the exemption from registration provided by Regulation D under the Securities Act of 1933. We issued the shares without general solicitation or advertising. The purchasers were a limited number of accredited investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment for their own account.

Under the terms of the securities purchase agreement under which these shares were issued and a related registration rights agreement, we agreed to file a registration statement covering the resale of the shares by September 13, 2007 and to use our best efforts to cause such registration statement to be declared effective by October 29, 2007 (or in the event of a “full review” by the Securities and Exchange Commission, by December 12, 2007). In addition, we agreed to use our best efforts to take actions necessary to keep the registration statement current and effective until all registrable securities covered by this registration statement (i) have been sold, or (ii) may be sold without the volume limitations of Rule 144(k) under the Securities Act of 1933, as determined by our counsel pursuant to a written opinion letter to such effect.

USE OF PROCEEDS

The net proceeds from the disposition of the shares of common stock covered by this prospectus will be received by the selling stockholders or their transferees. We will not receive any proceeds from the disposition of the shares by any of them.

SELLING STOCKHOLDERS

Set forth below is the following information regarding the beneficial ownership of our common stock by the selling stockholders as of August 31, 2007: (1) the name of each selling stockholder; (2) the number of shares of our common stock owned by each selling stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; (4) the number of shares of our common stock owned upon completion of this offering; and (5) the percentage of our outstanding common stock owned upon completion of this offering.

On August 14, 2007, we issued to the selling stockholders an aggregate of 10,000,000 shares of our common stock at a price of $1.40 per share for aggregate initial gross proceeds of $14.0 million.

The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledges, donees, transferees or other successors in interest. The amounts and information set forth below are based upon information provided to us by the selling stockholders or their representatives, or on our records, as of August 31, 2007. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. To our knowledge, none of the selling stockholders has had within the past three years any material relationship with us.

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior to Offering(2)	Shares of Common Stock Offered Hereby	Shares of Common Stock Owned After the Offering	Percentage Owned After Offering(3)
Impax Environmental Markets (Ireland) Fund(4)	741,037	400,000	1,141,037	1.9%
Impax Environmental Markets PLC(5)	1,470,732	350,000	1,820,732	3.0%
Parworld Environmental Opportunities Fund(6)	266,300	450,000	716,300	1.2%
Rho Management Trust IV(7)	—	600,000	600,000	*
SF Capital Partners Ltd(8)	—	1,100,000	1,100,000	1.8%
Southport Energy Alternatives Fund, L.P.(9)	289,779	597,900	887,679	1.4%
Southport Energy Alternatives SPV Fund, LP(9)	339,000	699,800	1,038,800	1.7%
Southport Energy Alternatives SPV Offshore Fund, Inc.(9)	219,041	452,300	671,341	1.1%
Steelhead Investments Ltd.(10)	—	4,800,000	4,800,000	7.9%
UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Limited(11)	—	550,000	550,000	*

*	Represents less than 1%

(1)	Throughout this prospectus, when we refer to “selling stockholders,” we mean the persons listed in the table above, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests.

Selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933. Selling stockholders who are affiliates of registered broker-dealers also may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 if such selling stockholder (a) did not acquire its shares being offered in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the securities. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation, each selling stockholder purchased the shares of common stock acquired in the private placement in the ordinary course of such stockholder’s business, and at the time of the purchase of such shares did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares.

(2)	Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(3)	Assumes the sale of all shares covered by this prospectus. No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell some, all or none of the shares, in their respective discretion. Percentages are based upon 60,121,311 shares of common stock that were outstanding as of August 31, 2007.

(4)	We have been advised that the registered holder of the securities owned by Impax Environmental Markets (Ireland) Fund is RBC Investor Services Bank.

(5)	We have been advised that the registered holder of the securities owned by Impax Environmental Markets PLC is Nortrust Nominees Limited Account: IEM01.

(6)	We have been advised that the registered holder of the securities owned by Parworld Environmental Opportunities Fund is Parworld Environmental Opportunities.

(7)	We have been advised that Joshua Ruch has investment and voting control over the securities owned by Rho Management Trust IV.

(8)	We have been advised that Michael Roth and Brian J. Stark have voting and investment control over the securities owned by SF Capital Partners Ltd., however, Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(9)	Sound Energy Partners, Inc. is the investment manager of this selling stockholder and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(10)	We have been advised that HBK Investments L.P. (“HBK”), a Delaware limited partnership, has shared voting and dispositive power over the registrable securities pursuant to an Investment Management Agreement between HBK and Steelhead Investments Ltd. HBK has delegated discretion to vote and dispose of the registrable securities to HBK Services LLC. The following individuals may be deemed to have control over HBK: Jamiel A. Ahktar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.

(11)	We have been advised that the selling stockholder (O’Connor PIPES Corporate Strategies Master Limited) of this security is a fund which cedes investment control to UBS O’Connor LLC (the Investment Manager). The Investment Manager makes all of the investment / voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG which is listed on the NYSE.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their pledgees, donees, assignees, transferees, successors-in-interest and others who later hold any of the selling stockholders’ interests may, from time to time, sell any or all of their shares of common stock on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440, and in the case of a principal transaction a markup or markdown, in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us with respect to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon by Andrews Kurth LLP, Austin, Texas.

EXPERTS

The consolidated financial statements of Active Power, Inc. appearing in Active Power, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Active Power, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon which conclude, among other things, that Active Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are organized under the laws of the State of Delaware. Our Restated Certificate of Incorporation and Second Amended and Restated Bylaws eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide indemnity for our current or former officers and directors against all liabilities and costs of defending an action or suit in which they were involved by reason of their positions with us. However, we cannot indemnify any person if a court finds that the person did not act in good faith. Our Second Amended and Restated Bylaws also provide that we may purchase insurance to protect any director, officer, employee or agent against any liability. We have entered into separate indemnification agreements with each of our directors and executive officers, whereby we have agreed, among other things, to indemnify them to the fullest extent permitted by the Delaware General Corporation Law, subject to specified limitations, against certain liabilities actually incurred by them in any proceeding in which they are a party that may arise by reason of their status as directors, officers, employees or agents or may arise by reason of their serving as such at our request for another entity and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into similar separate indemnification agreements with any directors or officers who may join us in the future. There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 covering the shares offered by this prospectus. This prospectus is part of that registration statement, but as allowed by the SEC’s rules, does not contain all of the information contained in the registration statement and the exhibits to the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be obtained as described above.

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus. This means that information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006 as filed on May 11, 2007;

•	Our Definitive Proxy Statement on Schedule 14A as filed on May 29, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended (a) March 31, 2007 as filed on May 15, 2007 and (b) June 30, 2007 as filed on July 27, 2007;

•

Our Current Reports on Form 8-K as filed on the following 2007 dates: January 9, February 2, February 13, March 1, March 12, March 19, March 26, May 15 (two separate reports filed on this date), May 24, July 27 and August 14 (other than the portions of those documents deemed to have been furnished and not to have been filed);

•	the description of our common stock contained in our Registration Statement on Form 8-A (filed June 30, 2000), including any amendment or report filed for the purpose of updating such description;

•

the description of our stock purchase rights contained in our Registration Statement on Form 8-A (filed December 14, 2001), including any amendment or report filed for the purpose of updating such description; and

•

the description of the rights, preferences and privileges of our Series A Junior Preferred Stock which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001 and a form of which is included as an exhibit to our Form 8-K, filed December 14, 2001.

You may request a copy of the filings incorporated by reference in this prospectus, at no cost, by writing or calling us at: Active Power, Inc., 2128 W. Braker Lane, BK12, Austin, Texas 78758, Attention: Secretary, (telephone: (512) 836-6464). You can access electronic copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports, free of charge, on our website at http://www.activepower.com. Access to those electronic filings is available as soon as reasonably practicable after filing with, or furnishing to, the SEC.

We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

10,000,000 Shares

Common Stock

Offered by

Selling Stockholders

PROSPECTUS

September     , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table itemizes the fees and expenses that we expect to incur in connection with the registration of the securities being registered. All the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$445
Accounting fees and expenses	20,000
Legal fees and expenses	35,000
Printing and miscellaneous expenses	2,500

Total	$57,945

Item 14. Indemnification of Directors and Officers.

Active Power, Inc. is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Restated Certificate Of Incorporation and Second Amended and Restated Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code.

All of our directors and officers are covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities.

In the past three years we have sold securities in the transactions described below that were not registered under the Securities Act:

On February 4, 2005, we sold 5,454,510 shares of the Company’s common stock at a price of $3.64 per share for an aggregate offering price of approximately $19.8 million to certain accredited investors in a private placement transaction. In addition, the Company also issued additional investment rights to purchase an additional 1,636,353 shares of common stock to the purchasers. These additional investment rights were never exercised and have expired by their terms. In connection with the transaction, the Company paid placement agent fees and expenses of approximately $1,122,108. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder, as a transaction not involving a public offering, and in reliance on similar exemptions under applicable state laws. The Company believes that each of the purchasers qualifies as an “accredited investor” (as defined by Rule 501(a) under the Securities Act).

On August 13, 2007, we sold the 10,000,000 shares of our common stock that are covered by this registration statement through placement agent RBC Capital Markets to accredited investors in a private placement transaction. In connection with the offering the placement agent was paid aggregate commissions of $840,000. Under the terms of the registration rights agreement entered into in connection with this sale we agreed to file a registration statement covering the shares within 30 calendar days after the closing date, use our best efforts to cause that registration statement to become effective, and thereafter to prepare and file such amendments as to keep that registration statement current and effective for a period ending the earlier of (i) the date on which the purchasers may sell the shares covered by this registration statement held by them without restriction by the volume limitations of Rule 144(k) under the Securities Act; or (ii) such time as all of the shares covered by this registration statement have been sold. We received approximately $13.1 million of net proceeds from this sale. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder, as a transaction not involving a public offering, and in reliance on similar exemptions under applicable state laws. The Company believes that each of the purchasers qualifies as an “accredited investor” (as defined by Rule 501(a) under the Securities Act).

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this item 16(a) by reference.

(b) Financial Statement Schedules. Other financial statement schedules are omitted because the information called for is not required or is shown either in our consolidated financial statements or the notes thereto, which are incorporated by reference to the SEC filings listed above.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 12th day of September, 2007.

ACTIVE POWER, INC.

By:	/s/ James A. Clishem
James A. Clishem
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James A. Clishem and John K. Penver severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as any of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James A. Clishem James A. Clishem	President and Director, Chief Executive Officer (Principal Executive Officer)	September 12, 2007

/s/ John K. Penver John K. Penver	Vice President—Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 12, 2007

/s/ Benjamin L. Scott Benjamin L. Scott	Chairman of the Board, Director	September 12, 2007

/s/ Ake Almgren Ake Almgren	Director	September 12, 2007

/s/ Richard E. Anderson Richard E. Anderson	Director	September 12, 2007

/s/ Rodney S. Bond Rodney S. Bond	Director	September 12, 2007

/s/ Jan H. Lindelow Jan H. Lindelow	Director	September 12, 2007

/s/ Brad Boston Brad Boston	Director	September 12, 2007

EXHIBIT INDEX

The following exhibits are included as part of this filing and incorporated herein by this reference:

Number	Description of Exhibit	Method of Filing
3.1	Restated Certificate of Incorporation, filed June 7, 2006	Incorporated by reference to Exhibit 3.1 to Active Power’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

3.2	Second Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.2 to Active Power’s Current Report on Form 8-K filed on February 2, 2007.

4.1	Specimen certificate for shares of Common Stock	Incorporated by reference to Exhibit 4.1 to the Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to Active Power’s IPO Registration Statement on Form S-l (SEC File No. 333-36946) (the “IPO Registration Statement”).

4.2	Rights Agreement, dated as of December 13, 2001 between the Active Power and Equiserve Trust N.A., which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C	Incorporated by reference to Exhibit 4.1 to Active Power’s Current Report on Form 8-K dated December 13, 2001.

4.3	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws of the registrant defining the rights of holders of common stock

5.1	Opinion of Andrews Kurth LLP	Filed herewith.

10.1	Form of Indemnity Agreement	Incorporated by reference to Exhibit 10.1 to the IPO Registration Statement.

10.2	Active Power, Inc. 2000 Stock Incentive Plan	Incorporated by reference to the IPO Registration Statement.

10.3	Second Amended and Restated Investors’ Rights Agreement dated as of dated November 23, 1999 by and between Active Power, Inc. and certain of its stockholders	Incorporated by reference to Exhibit 10.4 to the IPO Registration Statement.

10.4	Lease Agreement by and between Active Power, Inc. and Braker Phase III, Ltd.	Incorporated by reference to Exhibit 10.9 to the IPO Registration Statement.

l0.5	First Amendment to Lease Agreement by and between Active Power, Inc. and Braker Phase III, Ltd.	Incorporated by reference to Exhibit 10.10 to the IPO Registration Statement.

Exhibit Index-I

Number	Description of Exhibit	Method of Filing
10.6	Second Amendment to Lease Agreement by and between Active Power, Inc. and Braker Phase III, Ltd.	Incorporated by reference to Exhibit 10.11 to the IPO Registration Statement.

10.7	Third Amendment to Lease Agreement by and between Active Power, Inc. and Braker Phase III, Ltd.	Incorporated by reference to Exhibit 10.12 to the IPO Registration Statement.

10.8	Fourth Amendment to Lease Agreement by and between Active Power, Inc. and Metropolitan Life Insurance Company	Incorporated by reference to Exhibit 10.13 to the IPO Registration Statement.

10.9	Fifth Amendment to Lease Agreement by and between Active Power, Inc. and Metropolitan Life Insurance Company	Incorporated by reference to Exhibit 10.14 to the IPO Registration Statement.

10.10	Sixth Amendment to Lease Agreement by and between Active Power, Inc. and Metropolitan Life Insurance Company	Incorporated by reference to Exhibit 10.18 to Active Power’s Annual Report on Form 10-K dated March 16, 2001 (the “2000 10-K”).

10.11	Seventh Amendment to Lease Agreement by and between Active Power, Inc. and Metropolitan Life Insurance Company	Incorporated by reference to Exhibit 10.19 to the 2000 10-K.

10.12	Lease Agreement by and between Active Power, Inc. and BC12 99, Ltd.	Incorporated by reference to Exhibit 10.17 to Active Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

10.13*	Distributor Agreement by and between Active Power and Eaton Electrical, Inc. dated May 22, 2006	Incorporated by reference to Exhibit 10.1 to Active Power’s Current Report on Form 8-K filed on May 24, 2006.

10.14*	Purchase and Sale Agreement between Active Power, Inc. and Fuji Electric Co., Ltd. dated July 23, 2003	Incorporated by reference to Exhibit 10.1 to Active Power’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

10.15	Long-Term Supply Agreement between Active Power, Inc. and GE Zenith Controls, Inc., dated March 16, 2005	Incorporated by reference to Exhibit 10.1 to Active Power’s Current Report on Form 8-K dated March 16, 2005.

10.16	Letter agreement with Jim Clishem dated November 7, 2005	Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on November 4, 2005.

10.17	Stock Issuance Agreement with Jim Clishem

10.18	Oral agreement with Jim Clishem dated May 10, 2006, as summarized in Registrant’s Current Report on Form 8-K filed on May 16, 2006	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on May 16, 2006.

10.19	Securities Purchase Agreement (as corrected)	Filed herewith.

10.20	Registration Rights Agreement	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated August 13, 2007

Exhibit Index-II

Number	Description of Exhibit	Method of Filing
21.1	Subsidiaries of the Registrant	Incorporated by reference to Exhibit 21.1 to Active Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on May 11, 2007

23.1	Consent of Ernst & Young LLP	Filed herewith.

*	Portions of this exhibit have been omitted pursuant to a confidential treatment previously granted.

Exhibit Index-III